  Exhibit 99.2

FLUX POWER HOLDINGS ANNOUNCES A 1-FOR-10 REVERSE STOCK SPLIT

VISTA, Calif., July 11, 2019 (GLOBE NEWSWIRE) -- Flux Power Holdings, Inc. (OTCQB:FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground support equipment (GSE), today announced a 1-for-10 reverse stock split of its outstanding and authorized stock, effective July 11, 2019 at 6:00 p.m. Eastern Time.

Beginning at the opening of the market on July 12, 2019, the Company’s common stock will begin trading on a split-adjusted basis on the OTCQB under the symbol “FLUXD”. The new CUSIP number for the common stock will be 344057 302.

At the effective time of the reverse stock split, every 10 pre-split shares of common stock outstanding was automatically combined into one new share of common stock without any action on the part of the holders. In addition, all options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock were proportionally adjusted to reflect the reverse stock split. The reverse stock split also proportionately reduced the number of authorized shares of common stock and authorized shares of preferred stock. All fractional shares of common stock were rounded up to the nearest whole share. No fractional shares were issued as a result of the reverse stock split. Holders of fractional shares outstanding after the reverse stock split received one full share of post-reverse stock split share.

As a result of the reverse stock split, the Company’s issued and outstanding common shares has been reduced to approximately 5.1 million (from approximately 51 million) and its total authorized shares has also been proportionally reduced. The par value of the common stock was not affected by the reverse stock split.

The reverse stock split of the Company’s authorized, issued, and outstanding common stock was approved by the Company’s Board of Directors on June 28, 2019.

About Flux Power Holdings, Inc. (www.fluxpower.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

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Flux, Flux Power and associated logos are trademarks of Flux Power, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:
Catalyst IR
David Collins or Chris Eddy
212-924-9800
flux@catalyst-ir.com